--------                                        -----------------------------
 FORM 4                                                  OMB APPROVAL
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----- Check this box if no longer               OMB Number:       3235-0287
      subject to Section 16. Form 4             Expires: September 30, 1998
----- or Form 5 obligations may                 Estimated average burden
      continue. SEE Instruction 1(b).           hours per response .... 0.5
                                                -----------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

- ---------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Adage Capital Partners GP, L.L.C.
- ---------------------------------------------------
   (Last)          (First)              (Middle)

   200 Clarendon Street, 52nd Floor
- ----------------------------------------------------
                   (Street)

   Boston            MA                    02116
- ----------------------------------------------------
   (City)           (State)               (Zip)

- ---------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   CPAC, Inc. (CPAK)
- ---------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ---------------------------------------------------------------------------

4. Statement for Month/Year

   1/02
- ---------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)

- ---------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (specify below)
       See Note 1
- ---------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ---------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED
----------------------------------------------------------------------------
1. Title of Security  2. Trans-  3. Trans-      4. Securities Acquired (A)
   (Instr. 3)            action     action         or Disposed of (D)
                         Date       Code           (Instr. 3, 4 and 5)
                        (Month/    (Instr. 8)  --------------------------
                         Day/      -----------    Amount   (A) or   Price
                         Year)     Code    V               (D)

----------------------------------------------------------------------------
Common Shares            1/3/02      S            17,900     D        6.75
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Common Shares            1/3/02      S            37,100     D        6.58
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Common Shares            1/7/02      S             5,100     D        6.33
----------------------------------------------------------------------------
Common Shares            1/10/02     S            1,100     D         7.09
----------------------------------------------------------------------------
Common Shares            1/11/02     S            2,000     D         7.09
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                                                                 Page 2 of 4

5. Amount of     6. Ownership        7. Nature of
   Securities       Form: Direct        Indirect
   Beneficially     (D) or Indirect     Beneficial
   Owned at End     (I) (Instr. 4)      Ownership
   of Month                             (Instr. 4)
  (Instr. 3
    and 4)
----------------------------------------------------------------------------
    723,300             I                 See Note 2
----------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v).


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
1. Title of Derivative 2. Conver- 3. Transac- 4. Transac-  5. Number of
   Security (Instr. 3)    sion or    tion Date   tion Code    Derivative
                          Exercise   (Month/     (Instr. 8)   Securities
                          Price of    Day/     ------------   Acquired (A)
                          Deriv-      Year)      Code  V      or Disposed
                          ative                               of (D) (Instr.
                          Security                              3, 4, and 5)
                                                               -------------
                                                                (A)      (D)
----------------------------------------------------------------------------
No Derivative
Securities Owned
----------------------------------------------------------------------------
----------------------------------------------------------------------------
----------------------------------------------------------------------------
6. Date Exer-       7. Title and Amount  8. Price of
   cisable and         of Underlying        Derivative
   Expiration Date     Securities           Security
   (Month/Day/         (Instr. 3 and 4)     (Instr. 5)
   Year)               -------------------
-----------------            Amount or
Date     Expira-      Title  Number of
Exer-    tion                Shares
cisable  Date
----------------------------------------------------------------------------

----------------------------------------------------------------------------

----------------------------------------------------------------------------
                                                                  Page 3 of 4

----------------------------------------------------------------------------
9. Number of     10. Ownership     11. Nature of
   Derivative        Form of           Indirect
   Securities        Derivative        Beneficial
   Beneficially      Security:         Ownership
   Owned at          Direct (D) or     (Instr. 4)
   End of Month      Indirect (I)
   (Instr. 4)        (Instr. 4)
----------------------------------------------------------------------------
----------------------------------------------------------------------------
----------------------------------------------------------------------------
----------------------------------------------------------------------------



Explanation of Responses

(1) The Reporting Person may be considered a "group" with Adage Capital Partners, L.P., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross, but disclaims beneficial ownership of any securities owned by such other persons.

(2) These securities are owned by Adage Capital Partners, L.P., of which the Reporting Person serves as general partner. Unable to determine exact pecuniary interest.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.


                              /s/ROBERT ATCHINSON, as managing
                              member of Adage Capital Advisors,
                              L.L.C., the managing member of
                              Adage Capital Partners GP, L.L.C.
                              ---------------------------------     -------
                              **Signature of Reporting Person         Date


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